CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Carolina Financial Corporation

We consent to incorporation by reference in the Registration Statement on the Preliminary Prospectus Supplement to Form S-3 of Carolina Financial Corporation, as of December 31, 2014 and 2013 and for each of the years then ended, of our report dated March 20, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Carolina Financial Corporation for the year ended December 31, 2014.

We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

August 31, 2015